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                                                                      EXHIBIT 99


OSI PHARMACEUTICALS ANNOUNCES AGREEMENT TO SELL $200 MILLION OF CONVERTIBLE SUBORDINATE NOTES

MELVILLE, N.Y., Jan 29, 2002 (BW HealthWire) -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has entered into a purchase agreement providing for the sale to certain initial purchasers of $200 million aggregate principal amount of Convertible Subordinated Notes ($230 million if the over-allotment option is exercised in full) due 2009.

Use of the expected net proceeds of the offering may include continued development of our product pipeline, licensing and acquisition opportunities that add oncology products and late stage drug candidates, and general corporate purposes.

The offering of the Notes, which was made to qualified institutional buyers as defined in Rule 144A of the Securities Act of 1933, as amended, is expected to close on February 1, 2002. Interest on the Notes will accrue at a rate of 4% per year. The Notes will mature in 2009 and will be convertible into shares of OSI Pharmaceuticals' Common Stock at a conversion price of $50 per share, subject to adjustment in certain circumstances. OSI has agreed to file a registration statement within 90 days after the closing of the offering covering resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes.

The Notes offered, and the Common Stock issuable upon the conversion of the Notes, will not be registered under the Securities Act, or any applicable state securities laws, and are being offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of innovative products for the treatment of cancer. OSI has built a pipeline of discovery programs and drug candidates addressing major, unmet medical needs in cancer and selected opportunities, including diabetes, arising from the Company's extensive drug discovery research programs that represent significant commercial opportunities outside of cancer. OSI's most advanced drug candidate, Tarceva(TM), a small molecule inhibitor of the EGFR gene, is currently in Phase III clinical trials for lung and pancreatic cancers.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals'
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filings with the Securities and Exchange Commission.


CONTACT:     OSI Pharmaceuticals, Inc.
             Corporate Communications
             Kathy Galante, 631/962-2000
             or
             Burns McClellan (representing OSI)
             Jonathan M. Nugent (investors)
             Kathy Jones, Ph.D. (media)
             212/213-0006